                                                                      Exhibit 99

[Eagle Bancorp, Inc. Logo Omitted]


PRESS RELEASE                                      EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE                              CONTACT:
                                                   Ronald D. Paul
January 19, 2005                                   301.986.1800



           EAGLE BANCORP, INC. ANNOUNCES STOCK SPLIT AND CASH DIVIDEND


         BETHESDA, MARYLAND, JANUARY 19, 2005 - Eagle Bancorp, Inc. (Nasdaq:
EGBN), the parent company for EagleBank, today announced a the declaration of a
1.3 for 1 stock split in the form of a 30% stock dividend in respect of its common stock. The stock dividend is payable on February 28, 2005 to shareholders of record on February 4, 2005. As a result of the split, the number of outstanding shares of Eagle Bancorp's common stock will increase to approximately 7,100,000 shares.

         Eagle Bancorp also announced today the declaration of its first cash dividend, in the amount of $0.07 per share. The cash dividend will be payable on March 31, 2005 to shareholders of record on March 1, 2005. It is anticipated that Eagle Bancorp will, subject to continuing evaluation of the prospects and capital needs of EagleBank, pay a dividend on a quarterly basis.


FORWARD LOOKING STATEMENTS. This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.